March 31, 1998



NaPro BioTherapeutics, Inc.
Unit A
6304 Spine Road
Boulder, Colorado  80301

Attn:  Vice President and Chief Financial Officer

Gentlemen:

     Reference is made to (i) the Subscription Agreement (the "Subscription Agreement") dated as of December 8, 1997 by and between NaPro BioTherapeutics, Inc., a Delaware corporation (the "Company" or the "Corporation"), and Advantage Fund II, Ltd. (the "Holder"); (ii) the Certificate of Designations of Series C Senior Convertible Preferred Stock (the "Certificate"); (iii) warrants to purchase 175,000 shares of common stock of the Company, issued to the Holder (the "Warrants"); and (iv) the Amendment Agreement dated January 28, 1998 by and between the Company and the Holder (the "Amendment Agreement"). Capitalized terms used herein and not defined shall have the meanings assigned to them in the Subscription Agreement, the Certificate and the Amendment Agreement.

         The Holder and the Company agree as follows:

     1. For purposes of paragraph (c) of the Amendment Agreement, a new sentence is deemed to be added before the final sentence of Section 10(c) of the Certificate to read as follows:

         "Notwithstanding clause (B) (but subject to clause (A)) of the preceding sentence, the holder of Series C Preferred shall have the right at any time on or prior to December 31, 1998 to convert such additional shares of Series C Preferred as will result in the issuance of an additional 250,000 shares of Common Stock."

     2. For a period of 120 days following the date hereof, the definition of "1998 Redemption Price" in the Amendment Agreement is hereby amended by deleting "130%" and replacing it with "110%."

     3. The Company hereby represents that it is currently in the process of seeking financing alternatives, the proceeds of which may be used, in the discretion of the Company, to redeem the shares of Convertible Preferred Stock, Series C in accordance with their terms and the terms of the Amendment Agreement (as amended hereby).




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NaPro BioTherapeutics, Inc.
March 31, 1998
Page 2

         If the foregoing correctly sets forth our agreement, please so indicate by signing the appropriate line below, whereupon this letter shall constitute a binding agreement between the Company and the Holder.



                                                    NAPRO BIOTHERAPEUTICS, INC.



                                                    By:  \s\ Gordon H. Link, Jr.
                                                             Gordon H. Link, Jr.
                                                         Chief Financial Officer


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NaPro BioTherapeutics, Inc.
March 31, 1998
Page 3

Agreed and accepted:

ADVANTAGE FUND II, LTD.


By:      /s/
         Name:
         Title:





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